                                 Exhibit 12
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

 Statements of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                ($ in millions)


                                                             Twelve Months                        Twelve Months
                                                             Ended June 30,                      Ended December  31,
                                                           -----------------    -------------------------------------------------
                                                           1996        1995      1995       1994      1993       1992        1991
                                                           ----        ----      ----       ----      ----       ----        ----
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes, Extraordinary Item and Cumulative
 Effect of Accounting Change  . . . . . . .               (650.7)      341.6     (643.0)    392.2     288.1      161.4   (1,205.8)

Adjustments:
  Interest during construction  . . . . . .                (20.8)          -      (20.2)        -         -          -       (3.4)
  Distributed (Undistributed) equity income                 (3.1)       (3.1)      (7.9)     (0.9)     (0.1)      (0.1)      (2.4)
  Fixed charges   . . . . . . . . . . . . .              1,112.6        37.2    1,040.8      14.8     101.5       13.7      139.9
                                                         -------       -----    -------     -----     -----      -----    -------
    Earnings Available  . . . . . . . . . .                438.0       375.7      369.7     406.1     389.5      175.0   (1,071.7)

Fixed Charges:
  Interest on long-term and short-term debt              1,064.7         0.2      987.2       0.7       3.1        4.9      112.4
  Other interest  . . . . . . . . . . . . .                 47.9        37.0       53.6      14.1      98.4        8.8       27.6
                                                         -------       -----    -------     -----     -----      -----    -------
   Total Fixed Charges before Adjustments*,**            1,112.6        37.2    1,040.8      14.8     101.5       13.7      140.0
                                                         -------       -----    -------     -----     -----      -----    -------
Adjustments:

  Gain/(Loss) on reacquired debt  . . . . .                    -           -          -         -         -          -       (0.1)
                                                         -------       -----    -------     -----     -----      -----    -------
    Total Fixed Charges   . . . . . . . . .              1,112.6        37.2    1,040.8      14.8     101.5       13.7      139.9
                                                         -------       -----    -------     -----     -----      -----    -------
Ratio of Earnings Before Taxes to Fixed Charges            N/A(a)      10.10      N/A(a)    27.44      3.84      12.77      N/A(a)
                                                         =======       =====    =======     =====     =====      =====    =======

(a) To achieve a one-to-one coverage, the Corporation would need an additional $674.6, $671.1 and $1,211.6 million of earnings, for the twelve months ended June 30, 1996, and the twelve months ended December 31, 1995 and 1991, respectively.

 * This amount excludes approximately $253 million interest expense not recorded in the twelve months ended June 30, 1995, $230 million, $210 million, $204 million and $86 million of interest expense not recorded for 1994, 1993, 1992 and 1991. Includes interest expense of $982.9 million including write-off of unamortized discounts on debentures recorded in 1995. Reference is made to the Statements of Consolidated Income for the quarterly period ended June 30, 1996, as reported in Form 10-Q.

** This amount excludes $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended June 30, 1995. Also excluded are $8.6 million, $8.6 million, $8.6 million and $15.5 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1994, 1993, 1992 and 1991, respectively.